Exhibit 23.2

                             MINING ENGINEER CONSENT


         The undersigned, John Rae, who prepared the geological and engineering report, dated January 12, 2004, issued to Pacific Gold Corp. evaluating certain prospects located in Lander County, Nevada, hereby consents to the use of the quote from the above-referenced report and references to himself and the above-referenced report in the registration statement in which this consent is included, and the provision of such report and related maps and data to the Staff of the Securities and Exchange Commission.





By: /s/ John Rae
    ------------
    John Rae


July 23, 2004